Exhibit 99.1

DALLAS, TEXAS April 6, 2010 — CornerWorld Corporation [OTCBB: CWRL] (“CornerWorld” or the “Company”) CEO Scott Beck issued a letter to shareholders, investors and other interested parties today, providing an update on the Company’s progress. The letter reads as follows:

To our Shareholders, Investors and other interested parties:

Now a quarter of the way into 2010, CornerWorld and its wholly owned subsidiaries, the Enversa Companies, LLC (“Enversa”) and Woodland Holdings Corporation (“Woodland”) which includes RANGER Wireless Solutions, LLC (“RANGER”) continue to build and expand the marketing and technology services in the portfolio. To this end, I would like to highlight the following achievements from our organization.

CornerWorld to Attend CTIA, RCA Conferences

Beginning in March, CornerWorld staff will hit the convention circuit on behalf of 611 Roaming Service, Enversa marketing services and other proprietary technology applications. This follows our successful February participation in LeadsCon 2010 where we hosted a booth at the largest convention of US based lead generation firms. Later this month, CornerWorld will be traveling to Las Vegas to attend CTIA Wireless 2010, the annual convention for one of the nation’s biggest wireless associations. In April, we return to Las Vegas with a booth at the Rural Cellular Association’s (RCA) 18th Annual Convention and Exhibition. If you are attending either of these conferences, look for our staff and learn more about our latest innovations.

Dial611 Campaign Hits Newspapers Nationwide

Every day, tens of thousands of cell phone users across North America use 611 Roaming Service to quickly and easily call their wireless carrier’s customer care department. Despite this widespread usage, many subscribers still do not know about this free service available to them. Since the acquisition of 611 Roaming Service in 2009, CornerWorld has been dedicated to more aggressively marketing 611 to wireless subscribers. Starting in February, a new campaign for Dial611, the end user moniker for 611 Roaming Service, began across the United States. The print and radio campaign aims to educate consumers on how 611 is the easiest way to contact your carrier to pay your bill, resolve technical issues and answer service related questions. The campaign aligns with the re-launch of Dial611.com, which was highlighted in last month’s newsletter.

Finance and Administration Update

On March 17, 2010, CornerWorld filed its 10-Q for the period ending January 31, 2010. Notwithstanding the challenges surrounding the recent centralization of our accounting, finance and human resources personnel, the Company successfully met all its financial and reporting obligations. Centralization of these key administrative functions is critical to our goal of building a scalable infrastructure that facilitates our continued growth.

On March 31, 2010, the Company amended its various facilities with Internet University, LLC, IU Investments, LLC, Marc Blumberg, a member of the Company’s Board of Directors, and Marc Pickren, the President of Enversa Companies. Specifics as to these transactions have been included with the Company’s March 31, 2010 filing made on Form 8-K

RANGER Wireless Releases February and March 2010 Traffic Data

For the months of February and March 2010, RANGER announced that 870,512 and 961,999 calls were handled pursuant to our 611 Roaming Service patent, respectively. Year to date, RANGER has processed 2,809,746 calls. For the fourth month in a row, the highest call volumes in March originated from Pennsylvania, Georgia, Texas, New York and California. The highest volumes of traffic occurred between 4:00 to 5:00 pm EST, with Fridays tracking the highest volumes. The highest, single day volume occurred on Monday March 1, 2010 with 36,715 calls.

As previously disclosed, there is pending litigation between the Company and Ned Timmer. A trial date has been set for March 28, 2011. The Court has appointed a Special Master to oversee any disputes prior to trial. The Company is scheduled to meet with the Special Master later this month.

At CornerWorld, we continue to believe that 2010 is on pace to be another exciting year thanks to the hard work of our employees. We look forward to sharing more exciting news with you in the months to come.

Sincerely,

Scott N. Beck

Chairman of the Board and Chief Executive Officer

About CornerWorld Corporation

CornerWorld Corporation is a marketing and technology services company creating opportunities from the increased accessibility of content across mobile, television and internet platforms. A key asset is the patented 611 Roaming Service™ from RANGER Wireless Solutions®, which generates revenue by processing calls from roaming wireless customers and seamlessly transferring them to their service provider. CornerWorld has offices in Dallas, Texas, Holland, Michigan and New York, New York.

CornerWorld trades as an Over the Counter Bulletin Board stock under the ticker CWRL. More information regarding CornerWorld is available to investors via the Investor Relations page of the company’s web site at www.cornerworld.com.